NOTICE OF RESTRICTED STOCK UNIT AWARD
(GLOBAL)
(PERFORMANCE-BASED: 2015 CALENDAR YEAR PERFORMANCE PERIOD)
CASTLIGHT HEALTH, INC. 2014 EQUITY INCENTIVE PLAN
You (“you”) have been granted an award of Restricted Stock Units (“RSUs”) by Castlight Health, Inc. (the “Company”) under the Company’s 2014 Equity Incentive Plan (the “Plan”) subject to the terms and conditions of the Plan, this Notice of Restricted Stock Unit Award (the “Notice”) and the attached Restricted Stock Unit Agreement (hereinafter “RSU Agreement”), including any applicable country- specific provisions in the appendix attached hereto (if any) (the “Appendix”). Unless otherwise defined herein, any capitalized terms used herein will have the meaning ascribed to them in the Plan.

Name:
Address:
Target Number of RSUs:
Maximum Number of RSUs:
Date of Grant:
Vesting Commencement Date:
Expiration Date:	The date on which settlement of all RSUs granted hereunder occurs. This RSU expires earlier if your Service terminates, as described in the RSU Agreement.
Vesting Schedule:	RSUs shall vest according to the Schedule set forth on Exhibit A.

By accepting (whether in writing, electronically or otherwise) these RSUs, you and the Company agree that these RSUs are granted under and governed by the terms and conditions of the Plan, the Notice and the RSU Agreement. You acknowledge and agree that the Vesting Schedule may change prospectively in the event that your service status changes between full and part-time status in accordance with Company policies relating to work schedules and vesting of awards. You further acknowledge that the grant of this RSU by the Company is at the Company’s sole discretion, and does not entitle you to further grant(s) of RSU(s) or any other award(s) under the Plan or any other plan or program maintained by the Company or any parent, subsidiary or affiliate of the Company. You acknowledge that the vesting of the RSUs pursuant to this Notice is contingent upon your continuing Service and the achievement of certain performance metrics. By accepting this RSU, you consent to electronic delivery as set forth in the RSU Agreement.

PARTICIPANT	CASTLIGHT HEALTH, INC.

Signature:	By:
Print Name:	Its:

RESTRICTED STOCK UNIT AGREEMENT
(GLOBAL)
(PERFORMANCE-BASED: 2015 CALENDAR YEAR PERFORMANCE PERIOD)
CASTLIGHT HEALTH, INC. 2014 EQUITY INCENTIVE PLAN

You have been granted Restricted Stock Units (“RSUs”) subject to the terms, restrictions and conditions of the Plan, the Notice of Restricted Stock Unit Award (the “Notice”) and this RSU Agreement, including any applicable country-specific provisions in the appendix attached hereto (if any) (the “Appendix”)

1.Settlement. Settlement of RSUs shall be made within 60 days following the applicable date of vesting under the vesting schedule set forth in the Notice. Settlement of RSUs shall be in Shares. Settlement means the delivery of the Shares vested under an RSU. No fractional RSUs or rights for fractional Shares shall be created pursuant to this RSU Agreement.

2.No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, you shall have no ownership of the Shares allocated to the RSUs and shall have no right dividends or to vote such Shares.

3.Dividend Equivalents.    Dividends, if any (whether in cash or Shares), shall not be credited to you.

4.No Transfer. RSUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the Committee on a case-by-case basis.

5.Termination.    If (i) your Service terminates for Cause or your resignation without Good Reason at any time, or (ii) your Service is terminated by the Company without Cause or by you for Good Reason prior to the completion of the Performance Period, all unvested RSUs shall be forfeited to the Company forthwith, and all rights you have to such RSUs shall immediately terminate. If your Service is terminated by the Company without Cause or by you for Good Reason on or after the completion of the Performance Period, all unvested RSUs shall be forfeited to the Company three months following the termination of your Service, and all rights you have to such RSUs shall terminate three months following the termination of your Service. Notwithstanding the foregoing, vesting ceases on such date your Service terminates (unless determined otherwise by the Committee). Your Service will be considered terminated as of the date you are no longer providing services (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any). In case of any dispute as to whether your termination of Service has occurred, the Committee shall have sole discretion to determine whether such termination has occurred and the effective date of such termination. The Committee shall have the exclusive discretion to determine whether you may still be considered to be providing services while on an approved leave of absence.

6.Tax Consequences.    You acknowledge that there will be tax consequences upon vesting and settlement of the RSUs or disposition of the Shares, if any, received in connection therewith, and you should consult a tax adviser regarding your tax obligations prior to such settlement or disposition in the jurisdiction where you are subject to tax.

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7.Withholding Taxes and Stock Withholding. Regardless of any action the Company or your actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the award, including the settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to structure the terms of the award or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items. You acknowledge that if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the settlement of your RSUs, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer. With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be issued to you when your RSUs are settled, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf and you hereby authorize such sales by this authorization), (c) your payment of a cash amount, or (d) any other arrangement approved by the Company; all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided however, that if you are a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (a)-(d) above, and the Committee shall establish the method prior to the Tax-Related Items withholding event. The Fair Market Value of these Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described. Finally, you acknowledge that the Company has no obligation to deliver Shares to you until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section.

Unless determined otherwise by the Committee in advance of a Tax-Related Items withholding event, the method of withholding for this RSU will be (a) above.

8.    Acknowledgement. The Company and you agree that the RSUs are granted under and governed by the Notice, this RSU Agreement and the provisions of the Plan. You: (a) acknowledge receipt of a copy of the Plan prospectus, (b) represent that you have carefully read and are familiar with their provisions, and (c) hereby accept the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Notice.

9.Entire Agreement; Enforcement of Rights. This RSU Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all

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prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this RSU Agreement, nor any waiver of any rights under this RSU Agreement, shall be effective unless in writing and signed by the parties to this RSU Agreement. The failure by either party to enforce any rights under this RSU Agreement shall not be construed as a waiver of any rights of such party.

10.Compliance with Laws and Regulations; Legends.    The issuance of Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the issuance of any Shares pursuant to this RSU, the Company may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company. The Shares issued pursuant to this RSU Agreement shall be endorsed with appropriate legends, if any, determined by the Company.

11.Governing Law; Severability. If one or more provisions of this RSU Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this RSU Agreement, (b) the balance of this RSU Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this RSU Agreement shall be enforceable in accordance with its terms. This RSU Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

12.No Rights as Employee, Director or Consultant. Nothing in this RSU Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate your Service, for any reason, with or without cause.

13.Appendix. Notwithstanding any provisions in this RSU Agreement, the RSU shall be subject to any special terms and conditions set forth in the Appendix to this RSU Agreement for your country set forth as an attachment to this RSU Agreement (if any). Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this RSU Agreement.
14.Consent to Electronic Delivery of All Plan Documents and Disclosures. By acceptance of this RSU, you consent to the electronic delivery of the Notice, this RSU Agreement, the Plan, account statements, Plan prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSU. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the

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Company by telephone, through a postal service or electronic mail at [insert email]. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at [insert email]. Finally, you understand that you are not required to consent to electronic delivery. To the extent you have been provided with a copy of this RSU Agreement, the Plan, or any other documents relating to the RSU in a language other than English, the English language documents will prevail in case of any ambiguities or divergences as a result of translation.

15.Code Section 409A.    For purposes of this RSU Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this RSU Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (a) the expiration of the six-month period measured from your separation from service from the Company or (b) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this RSU Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A- 2(b)(2) of the Treasury Regulations.

16.Intentionally Omitted.

17.Award Subject to Company Clawback or Recoupment. The RSU shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of your employment or other service with the Company that is applicable to executive officers, employees, directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law may require the cancelation of your RSU (whether vested or unvested) and the recoupment of any gains realized with respect to your RSU.
18.Plan Discretionary; Extraordinary Compensation.    You acknowledge and understand that the Plan is wholly discretionary in nature. You understand that the Company has reserved the right to amend, suspend or terminate the Plan at any time, and that the grant of an RSU in one year or at any time does not in any way create any contractual or other right to receive future grants of RSUs or benefits in lieu of RSUs in any future year or in any given amount. You understand that all determinations with respect to any such future grants, including, but not limited to, the times when RSUs shall be offered, the settlement of RSUs, and the vesting schedule will be at the sole discretion of the Company. The value of the RSU is an extraordinary item of compensation outside the scope of your employment contract, if any, and is not to be considered part of your normal or expected compensation for purposes of calculating

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severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. You acknowledge that the right to be granted RSUs, receive settlement of unvested RSUs, and to continue vesting or to receive further grants of RSUs will terminate effective as of the date upon which you receive notice of termination, regardless of when the termination is effective.

19.Data Privacy.

(a)You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this RSU Agreement and any other grant materials by and among, as applicable, the Employer, the Company and its Parent, and Subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan (“Data”).

(b)You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan.

(c)You understand that Data may be transferred to a Company-designated Plan broker or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorizes the Company, its designated Plan broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you RSUs, options or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

BY ACCEPTING THIS RSU, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND ON ANY ATTACHED EXHIBIT OR APPENDIX AND IN THE PLAN.

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Exhibit A
Vesting Schedule
RSUs are earned and become vested based upon both (i) attainment of certain financial performance metrics and (ii) completion of a Time-Based Vesting Schedule, which requires continued Services, each as described in this Exhibit A. The Committee may, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the Performance Factors to preserve the Board’s original intent regarding the Performance Factors at the time of the initial award grant. It is within the sole discretion of the Committee to make or not make any such equitable adjustments. Terms not otherwise defined in this Exhibit A shall have the meaning ascribed to them in the Plan, the Notice or the RSU Agreement, as applicable. Ordinary rounding principles will apply for purposes of calculating Certified RSU Shares and vesting under this Exhibit A.

Calculation of Performance Achievement

The number of Certified RSU Shares, which will remain subject to the Time-Based Vesting Schedule set forth below, will be determined by the Committee on the Certification Date by multiplying (i) your Target Number of RSUs (as set forth on the Notice) by (ii) the Performance Multiplier.

The Committee will determine the Performance Multiplier based on the following matrix:

If the achievement of either Performance Factor is below “Threshold” in the matrix above, the Performance Multiplier will be 0% and no RSUs will be earned and all RSUs shall forfeit in full for no consideration.

The maximum Performance Multiplier possible is [ ] and the Maximum Number of RSUs is set forth on the Notice.

For purposes of the matrix above and in determining the number of Certified RSU Shares earned, achievement between the stated performance levels will be calculated using interpolation between points on a straight-line basis.

Time-Based Vesting Schedule

Subject to your continued Service through each applicable vesting date, the Certified RSU Shares (if any) will vest in equal quarterly installments on each of the following dates: [ ]. This schedule is referred to as the “Time-Based Vesting Schedule.”

Corporate Transaction

In the event of a Corporate Transaction prior to the completion of the Performance Period, and you continue to provide Service until immediately prior to the Corporate Transaction, the achievement of each of the Performance Factors will be determined by the Committee in its discretion, and you shall be credited with a number of Certified RSU Shares (if any) as of immediately prior to the Corporate Transaction equal to (i)

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the Target Number of RSUs multiplied by (ii) the percentage achievement of the Performance Factors, as determined by the Committee. The Certified RSU Shares (if any) will remain subject to the Time-Based Vesting Schedule set forth above and will be treated as time-based Awards for purposes of Section 21 of the Plan.

In the event of a Corporate Transaction on or following the completion of the Performance Period, the Certified RSUs (if any) will be treated as time-based Awards for purposes of Section 21 of the Plan.

Definitions

“Certification Date” shall be the date that the achievement of the Performance Factors is certified, in writing, by the Committee, which date shall be no later than [ ].

“Certified RSU Shares” will be the number of Shares subject to the RSU earned based on the achievement of the Performance Factors as of the end of the Performance Period, if any, as certified by the Committee, and which are eligible to vest over time pursuant to the Time-Based Vesting Schedule set forth above.

“Performance Factors” mean [ ].

“Performance Multiplier” means the percentage achievement of the Performance Factors as determined by the Committee in its discretion pursuant to the performance matrix included in this Exhibit A.

“Performance Period” means [ ]

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